Exhibit 99.1

News Release

Investor Contact:	Chris O'Neal	EnPro Industries
	Senior Vice President - Strategy, Corporate	5605 Carnegie Boulevard
	Development and Investor Relations	Charlotte, North Carolina 28209-4674
Phone:	704-731-1527	Phone: 704-731-1500
Email:	investor.relations@enproindustries.com	Fax: 704-731-1511
www.enproindustries.com

EnPro Industries' Q4 Results to Reflect
Non-Cash Restructuring Charge of $15.4 Million

Full-year 2018 performance to be in line with guidance

CHARLOTTE, N.C., January 11, 2019 -- EnPro Industries, Inc. (NYSE: NPO, the “Company”) has implemented a restructuring plan under which its STEMCO heavy-duty truck business will discontinue the manufacturing of brake drum friction. The restructuring plan involves the shutdown of production lines that occupy a portion of STEMCO’s owned manufacturing facility in Rome, Georgia. STEMCO has elected to concentrate its drum friction resources specifically on formulating and sourcing, and the company will continue to offer a full range of high-quality brake shoes manufactured by approved suppliers to STEMCO’s stringent quality standards.

The Company expects to record total restructuring expenses related to the exit of approximately $15.8 million, composed primarily of impairment of inventory, equipment and other tangible assets. These expenses, other than severance and other costs of approximately $0.4 million expected to be incurred in the first half of 2019, are non-cash charges and have been recognized in the fourth quarter of 2018.

The Company provided full-year 2018 earnings guidance in its third quarter earnings press release issued on October 31, 2018. Pursuant to the Company’s practice, this guidance excludes restructuring charges and is based on foreign exchange rates at the end of the third quarter.

The Company plans to announce full-year 2018 audited results on February 13, 2019, which are expected to be in line with the guidance provided on October 31, 2018.

About EnPro Industries
EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.